Exhibit 99.1
Press Release Source: Manhattan Associates On Wednesday January 12, 2011, 8:30 am EST
ATLANTA, Jan. 12, 2011 (GLOBE NEWSWIRE) — Global supply chain optimization provider Manhattan Associates, Inc. (Nasdaq:MANH — News) today announced it has promoted Eddie Capel to executive vice president and chief operating officer and Dennis Story to executive vice president and chief financial officer. Mr. Capel had been executive vice president, global operations and Mr. Story had been senior vice president and chief financial officer. Both continue to report to Pete Sinisgalli, Manhattan’s president and chief executive officer.
In addition to Mr. Capel’s previous responsibilities for global product management, global customer support and global research and development, he is now responsible for Manhattan’s Asia Pacific (APAC) and Europe Middle East and Africa (EMEA) operations, and for the company’s Americas professional services business. Jeff Mitchell, executive vice president, will continue to be responsible for Americas sales and report to Mr. Sinisgalli.
“Eddie Capel has a long and very successful history in the supply chain technology business, and his promotion to chief operating officer is a natural progression for his contributions to Manhattan’s strategy and market success,” commented Sinisgalli. “Combining our global professional services businesses with our other global operations under Eddie’s leadership will enable us to improve the value and efficiency of the market-leading solutions we supply to our customers,” he added.
Dennis Story has been Manhattan’s chief financial officer since joining the Company in 2006.
“Dennis has done an outstanding job as our CFO, and I expect he will continue to expand the contributions he makes to our Company,” commented Sinisgalli.
About Manhattan Associates, Inc.
Manhattan Associates continues to deliver on its more than 20-year heritage of providing global supply chain excellence to more than 1,200 customers worldwide that consider supply chain optimization core to their strategic market leadership. The company’s supply chain innovations include: Manhattan SCOPE(R), a portfolio of software solutions and technology that leverages a Supply Chain Process Platform to help organizations optimize their supply chains from planning through execution; Manhattan SCALE™, a portfolio of distribution management and transportation management solutions built on Microsoft .NET technology; and Manhattan Carrier™, a suite of supply chain solutions specifically addressing the needs of the motor carrier industry. For more information, please visit www.manh.com.
Contact:
Manhattan Associates, Inc.
Dennis Story, Chief Financial Officer
   678-597-7115
   dstory@manh.com
Terrie O’Hanlon, SVP Communications
   678-597-7120